2
Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

THIRD AMENDMENT TO SUPPLY AGREEMENT

This Third Amendment to Supply Agreement (the “Third Amendment”) is effective as of the date last signed below (the “Third Amendment Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA  92122 ("Illumina") and Natera, Inc., having a place of business at 201 Industrial Road, Suite 410, San Carlos, CA  94070 (“Customer”).   Customer and Illumina may be referred to herein as “Party” or “Parties.”

WHEREAS, Illumina and Customer are Parties to a Supply Agreement having an Effective Date of August 16, 2013, and amended on September 18, 2014 and September 23, 2015 (“Agreement”);

WHEREAS, Customer desires to obtain certain additional rights in the Clinical Oncology Testing field (as defined below);

WHEREAS, Customer will develop one or more tests in the Clinical Oncology Testing field for use in commercial services and/or for distribution, and such tests will include library preparation reagents and software, but will not include clustering or sequencing consumables;

WHEREAS, such tests will direct purchasers to use clustering and sequencing components supplied by Illumina for use on Illumina’s sequencing systems; and

WHEREAS, the Parties have agreed upon certain amendments to the terms of the Agreement regarding such additional rights and tests;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree to amend the Agreement as follows:

1.	Amendments

a.	Section 1 of the Agreement is amended as follows:

i.	The definition of “Application Specific IP” is amended to add “, Clinical Oncology Testing,” after the term “NIPT” in the third line (the first use of the term in the definition).

ii.	The definition of “Clinical Use” is deleted in its entirety and replaced with the following:

“Clinical Use” is NIPT Use, and/or Additional Clinical Use, and/or Clinical Oncology Testing.

iii.	The definition of “Core IP” is amended to add the following sentence at the end:

Core IP also excludes Intellectual Property Rights directed to Clinical Oncology Testing.

iv.	The definition of “Customer Use” is amended to:
1.	delete the word “and” after “Part 2 Additional Clinical Use,”
2.	replace it with “,”

3.	add “, and Part 4 (Clinical Oncology Testing Using an IVD Kit)” after “Part 3 (Research Use).”

v.	The following new definitions are added:

“IVD Hardware” means Illumina Hardware that is a nucleic acid sequencing instrument labeled by Illumina for human in-vitro diagnostic use on which the Natera IVD Kit will be designed to work.  IVD Hardware includes embedded software and may include ancillary software necessary for the operation of the IVD Hardware.

“LDT” means a laboratory developed test (i) developed and validated by the entity performing the test, (ii) performed in such entity’s own laboratory Facility, and (iii) which if in the United States would be regulated  under the Clinical Laboratory Improvement Amendments  (i.e., CLIA).  An LDT specifically excludes an IVD Product and a Natera IVD Kit.

“Natera IVD Kit” means a product developed by Customer (under a Development Plan) for in vitro diagnostic use (that requires Regulatory Approval from the U.S. FDA or foreign equivalent) with Illumina Hardware and Consumables, consisting of at least nucleic acid sample and library preparation reagents, sample QC, and off-instrument analysis and interpretation software that will accept Illumina Hardware standard output files.  A Natera IVD Kit does not contain Consumables for clustering or sequencing, which must be purchased separately from Illumina by (or on behalf of) the user of the Natera IVD Kit.

“Revenue” means,

(a) with respect to a Natera IVD Kit, the [*] sale, transfer or other disposition of the Natera IVD Kit to any third party (whether by Customer, its Affiliate, or their respective reseller or distributor, but not such sales, transfers or other dispositions by Customer’s or its Affiliate’s licensees after such licensees have received the Natera IVD Kit from Customer, its Affiliate, or their respective reseller or distributor), less the following items to the extent [*] with respect to such sale, transfer, or other disposition, all in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

[*]

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(b) with respect to a Subject Test performed by or on behalf of Customer or its Affiliate, [*] used in the performance of such Subject Test, the [*] of the Natera IVD Kit used in the performance of such Subject Test [*].

No deductions may be made for [*].  Customer’s transfer of a Natera IVD Kit to an Affiliate (unless such transfer is a final sale to an Affiliate end-user) will not be included in Revenue.  For the avoidance of doubt, the [*] by Affiliates for sale, transfer or other disposition of a Natera IVD Kit to a third party is included in Revenue, subject to the deductions above.  If a Natera IVD Kit is sold, transferred or otherwise provided to a third party in a manner that is not [*] (including without limitation, transactions with related parties, transactions made under duress or threat of litigation, transactions made for no consideration, and transactions made pursuant to a collaboration, joint venture, or similar relationship), or for non-monetary consideration, then Revenue for such transaction will equal [*] of such Natera IVD Kit [*].    If there is not sufficient information available to determine [*] for the purposes of the previous sentence or any other section of this Revenue definition that utilizes [*], Illumina and Customer will [*].  In the event Customer is unable to determine Revenue for the sale, transfer, or other disposition of a Natera IVD Kit by any distributor or reseller to a third party, then the amount invoiced to the distributor for such Natera IVD Kit will be multiplied by [*] to determine Revenue.

Disposition of Natera IVD Kits solely for use in clinical trials required to seek or maintain Regulatory Approval of such Natera IVD Kit or for other scientific testing required or reasonably useful for the research and development of such Natera IVD Kit (provided it has not been at that time commercialized in any way) shall not be included in Revenue.

If any Natera IVD Kit is sold in combination with other products (a “Combination Product”), the Revenue from the Combination Product, for the purposes of determining royalties, shall be determined by multiplying the Revenue of the Combination Product by the fraction, A/(A+B), where A is [*]and B is [*].  If such [*] cannot be determined for both the Natera IVD Kit and all other products included in the Combination Product, Revenue for the purposes of determining royalties shall be calculated by multiplying the Revenue of the Combination Product by the fraction of C/(C+D) where C is [*]and D is [*].

“Subject Test” means any genetic test performed commercially, or for which any consideration (e.g., cash, in-kind, other) is received, by or on behalf of Customer or its Affiliate using a Natera IVD Kit.

b.	The last sentence of Section 2(a) is amended to add “or Clinical Oncology Testing with a Natera IVD Kit” after “Additional Clinical Use.”

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c.	In the following Sections the Agreement shall be amended such that any reference to “Additional Clinical Use” shall be followed by “and Clinical Oncology Testing with a Natera IVD Kit:”

Sections 3(b) and Exhibit A, Part 1, Section 3(b) (second use of the phrase).

d.	In the following Sections the Agreement shall be amended such that any reference to “Additional Clinical Use” shall be followed by “or Clinical Oncology Testing with a Natera IVD Kit:”

Sections 5(a)(i); 15(b) (including after “Other Clinical Use”); 15(c); and Exhibit A, Part 1, Section 3(b) (first and third uses of the phrase).

e.	The second sentence of Section 3(a) is deleted in its entirety and replaced with the following:

Customer is not granted any rights, express or implied, under this Agreement with respect to (A) distribution of any Product or acting as a distributor of any Product, (B) any direct-to consumer activity (other than in the field of paternity testing to the extent such is a permitted Customer Use), (C) manufacture, marketing, distribution, or sale of a kit, including a kit that incorporates any Products, and including an in vitro diagnostic device (IVD), except expressly in accordance with Exhibit A, Part 4.

f.	The following sentence is added to the end of Section 7(a):

Notwithstanding anything to the contrary, starting  [*],  Illumina may adjust base prices (i.e., the price prior to application of any applicable discounts) of Products during the Term in the usual course of its business, provided that (i) the base price for a Product may only be increased in accordance with this subsection if [*], (ii) the base price for a  Product under this Agreement shall not be adjusted more than [*] per calendar year, and (iii) such [*] adjustment shall not increase the base price by more than [*] during any calendar year (except in [*] such [*] adjustment shall not increase the base price by more than [*] for [*], but may be increased by up to [*] starting in [*]).  Prior to any base price increase, Customer may request a good faith discussion regarding the fact and amount of the increase, provided that any increase remains in Illumina’s sole discretion.

g.	The first sentence of Section 17(a) is deleted in its entirety and replaced with the following:

This Agreement shall commence on the Effective Date and terminate on the date that is ten (10) years after the Third Amendment Date unless otherwise terminated early as provided hereunder or extended longer by the mutual written agreement of the Parties.

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h.	The first sentence of Section 17(c)(iii)(C) is amended to add “or Clinical Oncology Testing” at the end.

i.	The following subsections are added to the end of Section 17(c):

vi.Illumina may terminate any or all of the rights it granted and/or its obligations relating to NIPT Use and Additional Clinical Use (including but not limited to those described in Exhibit A, Part 2) by providing 2 years’ prior written notice, provided that such termination may not occur prior to the fifth anniversary of the Third Amendment Date.

vii.Illumina may terminate any or all of the rights it granted and/or its obligations relating to Natera IVD Kits under this Agreement (including but not limited to those described in Exhibit A, Part 4) by providing [*] prior written notice if Customer does not obtain U.S. FDA approval of a premarket approval application (as further defined in 21 C.F.R. § 814, as amended from time to time, “PMA”) for at least one (1) Natera IVD Kit by the fifth anniversary of the Third Amendment Date; provided, that Illumina shall not have such right to terminate at such time if Customer is diligently pursuing approval of an active PMA file for approval of a Natera IVD Kit pending before the U.S. FDA for no less than [*] as of such fifth anniversary.  For the avoidance of doubt, a pre-submission meeting between Natera and the U.S. FDA does not constitute an “active” PMA file.

j.	The definition of “LDT” in Exhibit A, Part I is deleted in its entirety.

k.

Exhibit A, Part I, Section 4 is hereby amended by adding the following sentence at the end of such Section: “The term IVD Product as used above shall not include an IVD Product for Clinical Oncology Testing.”

l.	Exhibit A, Part II of the Agreement is hereby amended, as follows:

i.

The word “and” before the “(4)” in the first sentence of Section 1 shall be deleted and replaced by “,” and the following language shall be added at the end of such sentence: “(5) organ transplant monitoring, and (6)  Clinical Oncology Testing using an LDT.”

ii.	The following new definition is added after Section 1:

“Clinical Oncology Testing” means the testing of human specimens that (i) involves the sequencing of nucleic acids from either solid or liquid tumors, and (ii) is ordered at the direction of a medical professional authorized by law to order clinical testing.  For the avoidance of doubt, NIPT Use and the Exclusions from Customer Use are specifically excluded from the definition of Clinical Oncology Testing.  If the requirement described in (ii) in the preceding sentence is not required by the applicable laws, rules, orders, or regulations of a state,

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territory, or country in which Customer is performing Subject Tests, selling Natera IVD kits, or performing an oncology LDT, as established in a written notice from Customer that details the lack of such requirement and is accepted in writing by Illumina (such acceptance not to be unreasonably withheld or delayed), this requirement shall be removed for Customer under this Agreement for applicable activities in such state, territory, or country.

m.	Exhibit A of the Agreement is amended to add the new “Part 4 – Clinical Oncology Testing Using an IVD” attached to this Third Amendment as Attachment 1.

n.

The Parties agree that the consumables contained in the table below shall be considered Temporary Consumables under the Agreement and are added to Exhibit B, subject to the following terms: (i) lead time from acceptance of a Purchase Order to delivery will be [*], (ii) Purchase Order must be for at least [*] units of each type of such consumable, (III) all units delivered under any Purchase Order shall be produced [*] (unless Customer requests a shorter lead time than described in (i) or the Parties expressly agree that the units can be delivered from [*]),  and (iv) the prices for such consumables will be [*].

Part Number	Description	Base Price
[*]	[*]	[*]
[*]	[*]	[*]

2.Entire Agreement. Except as expressly stated herein, this Third Amendment does not alter any term or condition of the Agreement. This Third Amendment including its attachments, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties regarding the subject matter hereof.

3.Reference to Agreement. On and after the Third Amendment Date, each reference in the Agreement to “this Agreement”, “hereunder”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified by this Third Amendment.

4.Governing Law.  This Third Amendment and performance by the Parties hereunder shall be construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws.

5.Counterparts. This Third Amendment may be executed in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto acknowledge and agree to the terms and conditions of this Third Amendment and have caused this Agreement to be executed by their respective duly authorized representatives to be effective as of the Third Amendment Date.

Natera, Inc.:		Illumina, Inc.:

By:	/s/ Matthew Rabinowitz	By:	/s/ Jeffrey S. Eidel

Name:	Matthew Rabinowitz	Name:	Jeffrey S. Eidel

Title:	CEO	Title:	VP, Corporate Development

Date:	6/8/16	Date:	6/3/2016

ATTACHMENT 1

Exhibit A (continued) – Customer Use Rights and Related Obligations

Part 4 – Clinical Oncology Testing Using an IVD Kit

1.	Definitions. For purposes of this Exhibit A, Part 4, the following terms have these meanings:

“Clinical Oncology Testing” has the meaning set forth in Exhibit A, Part 2.

“Development Plan” means a written development plan,  which includes at least some Illumina-performed activities, describing the activities necessary to develop and commercialize a Natera IVD Kit in accordance with this Agreement, which activities are necessary for Illumina to have knowledge of in order to provide the support, in accordance with this Agreement, for any submission for Regulatory Approval of Natera IVD Kits by Customer. Each Development Plan will include at least: [*].  Upon execution by the Parties in an amendment to this Agreement pursuant to Section 20(j), each Development Plan automatically will be incorporated into and be subject to the terms and conditions of this Agreement.  For the avoidance of doubt, if no Illumina-performed activities are needed for development of a Natera IVD Kit,  Customer need not produce a Development Plan for such Natera IVD Kit.

“Payer” means a public or private entity that is authorized to provide health insurance for individuals, including reimbursement for healthcare costs.  Examples of Payers include UnitedHealthcare, Anthem, Aetna, and the Centers for Medicare and Medicaid Services (and related/affiliated entities).

2.

Use Rights.  Subject to the terms and conditions and requirements of this Agreement, Customer’s purchase of TG Consumables and Temporary Consumables under this Agreement during the Term confers upon Customer the non-exclusive, non–transferable (except as set forth in Section 20(f) of the Agreement), personal, non-sublicensable right solely under Core IP (and no Application Specific IP) to use those Consumables with Natera IVD Kits for Clinical Oncology Testing, including the right to develop and commercialize such Natera IVD Kits for such use with Consumables on a worldwide basis.  When Customer uses Consumables with Natera IVD Kits for Clinical Oncology Testing, such Consumables shall only be TG Consumables and Temporary Consumables and shall be used on Illumina Hardware only.  The Parties agree that the preceding sentence is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction and that Illumina reserves all rights to enforce its patent rights against unauthorized use. Customer’s rights under this Exhibit A, Part 4 shall extend to Customer’s Affiliates and any warranties expressly made by Illumina with respect to Clinical Oncology Testing with a Natera IVD Kit shall be transferable to any such Customer Affiliate; provided that Customer and any of Customer’s Affiliates that act under such rights shall be jointly and severally liable for any act or omission of such Customer Affiliate(s) relating to such activity.

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3.

Development of the Natera IVD Kits.    Customer shall provide a draft of any Development Plan to Illumina at least [*] prior to the commencement of any Development Plan.  The Parties will, after such draft is provided, work together in a commercially reasonable manner to negotiate and execute the Development Plan within [*] of delivery of the first draft by Customer; provided that Illumina will only have the right to require or reject items in any Development Plan as it relates to Illumina’s Hardware, Software, or Consumables, and Illumina may not unreasonably require or reject any such item.  For clarity, Customer will be solely responsible for: (i) developing and testing each Natera IVD Kit (including analytical or pre-clinical studies, stability studies, and clinical studies); (ii) preparing and submitting regulatory filings and obtaining Regulatory Approvals for each Natera IVD Kit; and (iii) marketing, selling, supporting, and otherwise commercializing each Natera IVD Kit.  Following execution of a Development Plan, the Parties will perform the activities assigned to each Party, respectively, under the Development Plan.  A Development Plan may only be amended in accordance with Section 20(j); provided that Illumina’s agreement to an amendment based on a Development Plan shall be subject to the same limitations provided above with respect to Illumina’s input on a Development Plan.

4.

Commercialization. Customer will direct purchasers of Natera IVD Kits to Illumina to purchase the Illumina Hardware and Consumables.  If requested by such purchasers, Illumina or its authorized distributors will negotiate in good faith with such purchasers to sell Illumina Hardware and Consumables for such use according to [*].  Customer does not have any right to sell, re-sell, distribute, or otherwise provide Products to a third party.

5.	Regulatory Matters. Without modifying or limiting Section 11 of the Agreement in any way, the Parties agree:

i.

Illumina agrees to provide necessary, reasonable regulatory assistance from an appropriately trained and experienced regulatory professional directly relating to Illumina Hardware or its Consumables in a submission for Regulatory Approval of Natera IVD Kits [*], provided that (i) Illumina receives at least [*] prior notice of any such submission, and (ii) If Illumina’s assistance exceeds [*], then Illumina will not be obligated to perform any such excess hours; provided that, Illumina may not refuse to perform such excess hours (at the hourly rate above) [*].

ii.	Illumina will not be required under this Agreement to [*].

iii.

If requested by Customer, Illumina shall cooperate reasonably with Customer with respect to any information or documents that Customer requests that Customer believes are needed to assist Customer in securing Regulatory Approval of any Natera IVD Kit that is subject to this Agreement.  For the avoidance of doubt, such reasonable cooperation shall require Illumina to share any of its information or documents that are required by a governmental regulatory body in order for Customer to secure Regulatory Approval of any Natera IVD Kit that is subject to this Agreement.  However,

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nothing contained herein or in the Agreement shall be construed to require that Illumina disclose any information or document, regardless of whether it is trade secret or other proprietary information (collectively, “Regulatory Information”) directly to Customer if the governmental regulatory body from which Regulatory Approval is sought allows such Regulatory Information to be submitted to the regulatory body in the form of a device master file or similar filing to support Regulatory Approval of any Natera IVD Kit that is subject to this Agreement (collectively, “DMF”).  If Illumina submits a DMF to a regulatory body, Illumina shall simultaneously submit a letter to the regulatory body, with a copy to Customer, authorizing the regulatory body to refer to that DMF in support of any submission for Regulatory Approval by Customer for a Natera IVD Kit.

iv.

Customer will promptly (within [*] of receipt) provide Illumina with [*]of any and all correspondence received from any regulatory authority pertaining to obtaining or maintaining Regulatory Approval for a Natera IVD Kit, but only to the extent such correspondence relates to Products.

v.

Illumina will promptly respond to any and all correspondence received from any regulatory authority that would impact Customer’s ability to obtain or maintain or the timelines for obtaining or maintaining Regulatory Approval for a Natera IVD Kit, provided that Customer is actively pursuing or maintaining such Regulatory Approvals.  Illumina shall notify Customer when it receives such correspondence and when it responds and will provide [*] of the correspondence and responses, but only to the extent such correspondence relates to a Natera IVD Kit.

6.

Customer Service.  Customer will provide product support and technical support for each Natera IVD Kit, and will refer to Illumina all support inquiries for Natera IVD Kits which Customer has reasonably determined to be caused by, or directed to, the Illumina Hardware or Consumables.  Illumina will provide product support and technical support for the Illumina Hardware and Consumables used in and/or with Natera IVD Kits, including providing telephone support to  Customer’s customers, in accordance with Illumina’s standard warranty and customer service practices.

7.

IVD Hardware and Consumables Changes.  As used in this Section, the period of time commencing on the Third Amendment Date and ending [*] thereafter is referred to as the “Change Period.”  With respect to IVD Hardware, that exists now or in the future, Illumina does not intend to make material changes to or discontinue IVD Hardware (as of the Third Amendment Date) during the Change Period, but does not guarantee that the same IVD Hardware will be manufactured or sold following the Change Period.  Illumina will provide notice to Customer if a change to IVD Hardware during the Change Period [*].  As used in this Section, a material change is [*].  Illumina reserves the right to make changes to IVD Hardware due to safety, applicable laws, regulatory requirements, or failure to conform to

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specifications, and may be required to make changes caused by Force Majeure.  Unless it is not possible in order to protect patient safety, during the term of the Agreement Illumina will notify Customer in writing at least [*] prior to making any such material changes to the IVD Hardware, TG Consumables or other Consumables that at such time are being used in a Natera IVD Kit for which Customer has obtained or is diligently pursuing an active submission to obtain,  the necessary Regulatory Approval from the U.S. FDA or foreign equivalent. Illumina shall provide Customer with sufficient description of such anticipated change.  If Customer determines that a new or supplemental marketing approval is needed for such Natera IVD Kit, Illumina shall provide Customer with a sample of the modified IVD Hardware, TG Consumables or other Consumables and related information as soon as they are available to help Customer to compile and support a filing for such marketing approval.    Illumina shall be excused from this [*] period for the notice requirement with respect to any jurisdiction in which Illumina has a DMF and it updates the DMF in a timely manner and Customer continues to have the right to refer to that DMF and Customer’s ability to so refer to that DMF would eliminate any need for Customer to file for a new or supplemental marketing approval for Regulatory Approval of the applicable Natera IVD Kit.

8.	Additional Financial Terms.

a.  Customer shall pay Illumina the following amounts relating to Natera IVD Kits:

i. $[*] upon execution of each Development Plan for each Natera IVD Kit under this Agreement, with the exception of [*];

ii.the following [*] payments upon the first [*] approvals by the U.S. FDA of  a PMA for each Natera IVD Kit so approved, provided that [*];

iii.[*] of Customer’s Revenue for Natera IVD Kits and [*] of Customer’s Revenue for Subject Tests (“Revenue Share”).

b.Payment Terms.

i.  Customer shall pay the Revenue Share within sixty (60) days after the end of each calendar quarter with respect to applicable Revenue in such calendar quarter.

ii.Customer will furnish to Illumina a written report within [*] after the close of each [*] (each, a “Period”) showing on a [*] and [*] basis: (i) the number and kind of Natera IVD Kits sold, transferred, or otherwise provided, and the number and kind of  Natera IVD Kits used in performing Subject Tests; (ii) [*]; (iii) [*]; (iv) a reasonably detailed calculation of Revenue during the Period, including a separate revenue calculation for any Subject Tests; (v) the official exchange rates used in determining the Revenue Share; and (vi) the amount of Revenue Share payable to Illumina.  Payment of the Revenue Share earned during a Period will accompany such report.

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iii.Except to the extent expressly set forth in the definition of Revenue, all Revenue Share payable to Illumina under this Agreement is [*] as required by law from time to time upon the sale of the IVD Hardware, Consumables, or provision of services.

c.For the avoidance of doubt, [*] performed in a facility of Customer or a Customer Affiliate.  In addition, if Customer begins to [*] of Natera IVD Kits, or for [*], Illumina and Customer shall negotiate in good faith to evaluate whether the definition of Revenue should be modified for such situations.

d.Customer will maintain true and accurate financial books and records relating to Natera IVD Kits for [*], wherein such books and records shall, at minimum, include sufficient information to confirm the information required to be included in quarterly Revenue Share reports, and confirm the amount of Revenue Share payable to Illumina under the Agreement.  Illumina may appoint an independent auditor (who shall be a certified public accountant reasonably acceptable to Customer) to audit such books and records for such purposes [*] during the Term and [*] during the [*] period immediately following the Term, during business hours and upon at least [*] prior written notice to Customer.  All books and records examined by the auditor shall be kept strictly confidential by the auditor, and the auditor may provide only the results of its findings to Illumina, which in the event of a discrepancy in compliance will be supported by a copy of applicable records, with a copy to Customer.  Customer may require that the auditor sign Customer’s form nondisclosure agreement prior to granting access to any books and records.  If the auditor determines Customer has underpaid any amount due and payable to Illumina, then, provided that Customer does not dispute such determination in good faith, Customer will pay Illumina the difference between the amount due and payable and the amount actually paid, within [*] of invoice.  If Customer disputes the determination, then it will within the [*] period provide Illumina written notice of the basis for its dispute and [*] .  In addition to all other remedies available to Illumina under this Agreement and at law and in equity, Customer shall be responsible for paying for, or reimbursing Illumina for, the reasonable costs of any audit (or, in the event Customer disputes the determination reached for a portion of the audit, then for the costs of any undisputed portion of any audit) that results in a final determination of an underpayment of Revenue Share of [*] or more during any [*] period that was included in the audit.

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